Exhibit 10.2

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 9th day of July, 2008 (the “Amendment Effective Date”), by and between Integral Systems, Inc., a Maryland corporation (the “Company”), and Alan W. Baldwin (the “Executive”).

WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of May 30, 2007 (the “Employment Agreement”);

WHEREAS, the Company and Executive wish to amend the Employment Agreement to reflect the terms of Executive’s continued service with the Company in light of the interim nature of Executive’s position as the Company’s Chief Executive Officer;

NOW, THEREFORE, the parties agree that the Employment Agreement is hereby amended as follows, effective as of the Amendment Effective Date:

1.	Section 2 of the Employment Agreement is amended to read as follows:

Term of Employment. Unless terminated earlier in accordance with the provisions of this Agreement, the Executive’s employment hereunder shall continue until June 30, 2009 (the “Term”); provided, however, that Executive shall continue to provide services to the Company as an executive until the earlier of (a) December 31, 2008, or (b) the date specified in a written notice from the Company to Executive that his employment as interim Chief Executive Officer is being terminated by the Company.

2.	Section 3.2 of the Employment Agreement is amended by adding the following new sentence to the ends thereof:

Notwithstanding any other provision of the 2002 Stock Option Plan or any agreement thereunder (including, without limitation, Exhibit A), the options described in this Section 3.2 and the 5,000 stock options granted to Executive on December 31, 2006 shall expire on the fifth anniversary of the applicable grant date of such options (provided, that, in the event the Company enters into a merger, sale or other corporate reorganization in which it is not the surviving entity and the options are not otherwise assumed or continued by the surviving entity, the options (to the extent then outstanding) shall become fully exercisable immediately before closing of the respective transaction and shall terminate as of the date of such closing).

3.	Section 3.3 of the Employment Agreement is amended to read as follows:

Bonus. Executive shall be entitled to a bonus (the “Bonus”) of up to sixty percent (60%) of the Base Salary, determined pursuant to criteria established by the Compensation Committee of the Board. The earned portion of the Bonus shall be paid to Executive when bonuses are normally paid by the Company to employees for fiscal year 2008, which is expected to be in November 2008; provided, however, that if the Compensation Committee determines that any portion of the Bonus is contingent upon a successful GOES-R bid on or before December 31 2008 or a business transaction occurring before December 31, 2008 and such portion is not payable when the Bonus otherwise is scheduled to be paid (i.e., because the conditions to receive such portion of the Bonus have not been satisfied at the time the rest of the Bonus is payable), but such applicable portion of the Bonus does subsequently become payable, it shall be paid to Executive no later than January 4, 2009.

4.	A new Section 3.7 is added to read as follows:

Additional Stock Option Grants. No later than thirty (30) days after the execution of this Amendment, the Company shall grant the Executive nonqualified stock options to acquire Sixty Thousand (60,000) shares of the Company’s common stock, subject to such terms and conditions as set forth by the Company’s 2008 Stock Incentive Plan, as it may be amended by the Company from time to time, and the Term Sheet and Standard Terms and Conditions for Nonqualified Stock Options entered into by Executive and the Company. Such Term Sheet and Standard Terms and Conditions for Nonqualified Stock Options shall reflect the terms set forth in this Section 3.7 but otherwise shall be the Company’s standard form of Term Sheet and Standard Terms and Conditions for Nonqualified Stock Options. Notwithstanding any other provision of the 2008 Stock Incentive Plan to the contrary, the exercise price for the options shall be the fair market value of the Company’s common stock as of the grant date, the options shall be fully vested when granted, and the options shall expire on the fifth anniversary of the grant date (provided, that, in the event the Company enters into a merger, sale or other corporate reorganization in which it is not the surviving entity and the option is not otherwise assumed or continued by the surviving entity, the option (to the extent then outstanding) shall become fully exercisable immediately before closing of the respective transaction and shall terminate as of the date of such closing).

5.	Section 4.5(a) is amended to add the following sentence at the end thereof:

For the avoidance of doubt, the COBRA continuation period shall commence on July 1, 2009 and the Company shall pay eighteen (18) months of COBRA premiums commencing with the premiums for July 2009.

IN WITNESS WHEREOF, the parties hereto have entered into this First Amendment as of the Amendment Effective Date.

INTEGRAL SYSTEMS, INC.		ALAN W. BALDWIN

By:	/s/ Paul G. Casner Jr.	By:	/s/ Alan W. Baldwin